NEWS RELEASE
Allegion Announces Senior Leadership Appointments and CFO Retirement

Experienced Leaders Named to Support Business Growth
Michael Wagnes Appointed SVP, Chief Financial Officer
David Ilardi Appointed SVP, Allegion Americas

DUBLIN (Feb. 15, 2022) – Allegion plc (NYSE: ALLE), a leading global provider of security products and solutions, today announced the appointment of Michael (Mike) Wagnes, as senior vice president and chief financial officer (CFO), effective March 1, 2022. He succeeds Patrick Shannon in that role, who has announced plans to retire by Sept. 2, 2022 and will serve as an advisor during the transition.

In his 15 years at Allegion (and formerly Ingersoll Rand), Wagnes has gained broad experience in finance and business leadership. He has been vice president and general manager of Commercial Americas since 2020, with P&L responsibility for Allegion’s largest strategic business unit which encompasses industry-leading brands like Von Duprin, LCN and Schlage commercial locking and access solutions. Prior to that role, Wagnes served as the company’s treasurer for seven years and led investor relations for four years. Earlier, he led finance for the Americas and held roles in accounting and audit, including at PwC.

Allegion also announced that David (Dave) Ilardi has been appointed senior vice president of Allegion Americas, effective March 1, 2022, succeeding Luis Orbegoso, who has stepped down to pursue opportunities outside Allegion. Ilardi, who joined the company in 2002, has been general manager of the Allegion Home strategic business unit since 2019, with P&L ownership for Allegion Americas’ residential business and the flagship Schlage portfolio of residential solutions. Earlier, he served as the CEO’s chief of staff, managing the Allegion Operating System and leading business transformation initiatives. Ilardi is a 20-year veteran with in-depth experience in residential and non-residential markets, including leadership roles in sales, marketing, global supply chain, market intelligence, and portfolio management.

“Mike and Dave are strong leaders who know our company well and have a successful track record of working well with customers, channel partners, integrators, and the investment community,” said David D. Petratis, Allegion chairman, president and CEO. “They have done a stellar job steering their business units through the complexities of the pandemic, mitigating supply chain constraints, and leading teams through change. We are thrilled to have them join our executive leadership team.”

Petratis continued: “As a founding member of our senior leadership team, Patrick was instrumental in our spin-off and subsequent success. During Patrick’s tenure, we refreshed the business strategy around seamless access and pursued a focused capital allocation strategy, including more than 20 acquisitions and investments which expanded the core business and are fueling growth. Patrick’s dedication and intimate knowledge of our business have been

NEWS RELEASE
integral in delivering continued innovation, shareholder value and operational excellence. It has been a pleasure to work with Patrick, and we wish him the very best in his retirement.”

“It has been an honor to serve as Allegion’s CFO,” said Shannon. “Over that time, we successfully spun off from Ingersoll Rand and became an industry leader. With a strong financial foundation firmly in place and highly capable leaders around the globe, I believe now is the right time for me to retire. The finance organization will be in good hands with Mike at the helm, and I look forward to working with him through the transition.”

In a separate press release, Allegion reported its full-year 2021 performance. For more on the company’s 2021 results, refer to the corporate website newsroom.

About Allegion
Allegion (NYSE: ALLE) is a global pioneer in seamless access, with leading brands like CISA®, Interflex®, LCN®, Schlage®, SimonsVoss® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion secures people and assets with a range of solutions for homes, businesses, schools and institutions. Allegion had $2.9 billion in revenue in 2021, and its security products are sold around the world.

For more, visit www.allegion.com.

Media:
Doshia Stewart – Vice President, Global Corporate Communications
+1.317.810.3512
Doshia.Stewart@allegion.com or PR@allegion.com

Analyst :
Tom Martineau – Vice President, Investor Relations, and Treasurer
+1.317.810.3759
Tom.Martineau@allegion.com

Source: Allegion plc